Rock Creek Pharmaceuticals Receives Clinical Trial Application Approval

- Phase I Trial begins in the United Kingdom -

Sarasota, FL, January 30, 2015 - Rock Creek Pharmaceuticals, Inc. (NASDAQ: RCPI), a drug development company focused on chronic inflammatory disorders, announced today that the United Kingdom’s Medicines Healthcare Products Regulatory Agency (MHRA) has approved a clinical trial application (CTA) to commence a Phase I study of the Company’s lead compound, Anatabine Citrate. The Company’s lead compound has an anti-inflammatory mode of action distinct from other anti-inflammatory drugs available such as biologics, steroids and non-steroidal anti-inflammatory drugs.

The Company’s Phase I trial is comprised of a three-part study to determine the pharmacokinetic profiles of selected modified release formulation prototypes, and to evaluate safety and tolerability in healthy subjects. Parts one and two (with part two being optional) will both enroll 14 healthy subjects and are designed as open-label, non-controlled, single-dose studies of six different formulations with each dose separated by 7-14 days. The 6 drug formulations planned for testing in part one differ from each other in terms of dose and duration of action. Testing each in turn will allow determination of which formulations have the most acceptable release and safety profiles. Part three is a double-blind, placebo-controlled, seven- day multiple dose study of the optimal formulation in healthy subjects.

As per the trial design, outcome measures will focus primarily on overall safety and tolerability through physical examination, vital signs, clinical chemistry, hematology, urinalysis and observation of adverse events (AE). Secondary outcome measures will include standard pharmacokinetics (PK) parameters and also pharmacodynamic (PD) assessment, specifically measuring the impact of the drug on inflammatory processes.

“We are delighted to have been granted regulatory approval to begin our Phase I studies in the UK. This is the first clinical phase for our lead drug and will focus on safety and tolerability of six different formulations, 5 of which have modified release profiles and are of different doses. We look forward to generating our first human clinical data under this CTA.” Said Dr Michael Mullan, CEO of Rock Creek Pharmaceuticals.

Quotient Clinical, the Company’s UK-based outsourced partner will immediately begin recruitment of healthy volunteers, with dosing to commence in February 2015, and with initial formulation PK data to emerge shortly after. Although study data management and analysis are expected to continue into August 2015, the Company anticipates having a substantial amount of data by mid-year. As previously disclosed, Quotient Clinical will employ its RapidFACT® (Rapid Formulation development And Clinical Testing) service to accelerate the development of these novel, oral, modified release formulations that have been co-developed between the two companies.

Also on January 30, 2015, Rock Creek filed a Form 8-K with the SEC disclosing information regarding a private placement that the Company closed on January 28, 2015, as well as an update on the Company’s capital resources. A copy of such Form 8-K can be obtained from the SEC’s website at www.sec.gov or on the Company’s website at www.rockcreekpharmaceuticals.com.

About Anatabine Citrate:

Rock Creek Pharmaceuticals’ anatabine citrate is a small molecule, cholinergic agonist which exhibits anti-inflammatory pharmacological characteristics. The Company has sponsored extensive pre-clinical (in vitro and in vivo) studies resulting in peer reviewed and published scientific journal articles, covering models of Multiple Sclerosis, Alzheimer's Disease, and Auto-Immune Thyroiditis. All these studies demonstrated the anti-inflammatory effects of anatabine. In addition, the Company's compilation of human exposure, safety and tolerability data, derived primarily from human clinical studies and post-marketing data collection of the previously marketed nutraceutical product, has provided important insights for clinical development.

About Rock Creek Pharmaceuticals, Inc.:

Rock Creek Pharmaceuticals, Inc. is an emerging drug development company focused on the discovery, development and commercialization of new drugs, formulations and compounds that provide therapies for chronic inflammatory disease, neurologic disorders and behavioral health.

For more information, visit: http://www.rockcreekpharmaceuticals.com

About Quotient Clinical

Quotient Clinical offers a unique range of services, based on its Translational Pharmaceutics™ platform.  Translational Pharmaceutics™ integrates formulation development, real-time GMP manufacturing with clinical testing, significantly reducing the time and cost of bringing a drug to market.

For more than 20 years, Quotient Clinical has brought innovation to early drug development programs for pharmaceutical companies worldwide.  At the company’s purpose built facilities, real-time manufacturing of all types of dosage forms is co-located with its clinical pharmacology unit to maximize flexibility, speed and cost savings for clients. More than 200 highly trained specialists provide a full range of services from study set-up right through to data analysis and reporting.

For further information, visit www.quotientclinical.com

Forward Looking Statements:

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and approval of anti-inflammatory drug candidates, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices and the outcome of the ongoing investigations as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 17, 2014 and our latest 10-Q Report filed on August 11, 2014. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

CONTACT:

Ted Jenkins
Vice President, Corporate Strategy, Development, Investor Relations
Rock Creek Pharmaceuticals

2040 Whitfield Avenue, Suite 300

Sarasota, FL 34243

Direct: 941-251-0488
tjenkins@rockcreekpharmaceuticals.com

Stephanie Carrington

Investors

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